Nordson Corporation

28601 Clemens Road

Westlake, Ohio 44145 USA

FOR RELEASE: CONTACT:	Immediately James R. Jaye Director, Communications & Investor Relations 440.414.5639

Jim.Jaye@nordson.com

Nordson Corporation Completes Acquisition of Kreyenborg Group’s Polymer Processing Companies

Westlake, Ohio, USA – September 3, 2013 — Nordson Corporation (Nasdaq: NDSN) today announced it has completed the acquisition of Münster, Germany based Kreyenborg Group’s Kreyenborg GmbH and BKG Bruckmann & Kreyenborg Granuliertechnik GmbH companies. The completion of the transaction follows Nordson’s July 18 announcement that it had entered into an agreement to acquire the businesses.

“These high quality properties add to our portfolio of highly engineered melt stream components and enhance our ability to serve our OEM machine builder customers in plastic extrusion markets, ultimately helping them to deliver the highest value and system performance to their end users,” said Nordson President and Chief Executive Officer Michael F. Hilton. “The new businesses also bring product solutions that expand Nordson’s addressable market to include plastic compounding, recycling and related applications. We are pleased to welcome the employees of Kreyenborg and BKG to Nordson and are excited by the many opportunities we see for continued profitable growth.”

Nordson Corporation engineers, manufactures and markets differentiated products and systems used for the precision dispensing and processing of adhesives, coatings, polymers and plastics, sealants, biomaterials and other materials and for fluid management, test and inspection, UV curing and plasma surface treatment, all supported by application expertise and direct global sales and service. Nordson serves a wide variety of consumer non-durable, durable and technology end markets including packaging, nonwovens, electronics, medical, appliances, energy, transportation, construction, and general product assembly and finishing. Founded in 1954 and headquartered in Westlake, Ohio, the company has operations and support offices in more than 30 countries. Visit Nordson on the web at www.nordson.com, www.twitter.com/Nordson—Corp or www.facebook.com/nordson.

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